EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-134905, 333-151565, 333-167630 and 333-212928) of Diversicare Healthcare Services, Inc. of our report dated December 6, 2016, with respect to the combined financial statements of the Golden Living Businesses Assumed (Certain Assets, Liabilities and Operations Related to the Alabama and Mississippi GoldenLiving Centers) as of December 31, 2015 and 2014, and each of the two years in the period ended December 31, 2015, included in this Current Report on Form 8-K of Diversicare Healthcare Services, Inc.
/s/ Ernst & Young LLP
Dallas, Texas
December 14, 2016